UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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SOLERA NATIONAL BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

MICHAEL D. QUAGLIANO ROBERT J. FENTON LARS JOHNSON JACKSON LOUNSBERRY CARLYLE F. GRIFFIN DREW QUAGLIANO MELISSA ALLEN
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 14, 2014, Michael Quagliano first issued the following communication to shareholders of Solera National Bancorp, Inc.:

“

ISS Finds Evidence of Underperformance and Serious Governance Concerns at Solera…

Recommends a “Withhold Vote” for most of Solera’s current Board of Directors

Commenting on the Solera National Bancorp, Inc. (Solera or SLRK) Annual Meeting, Institutional Shareholder Services Inc. (ISS), the world’s leading provider of corporate governance solutions for asset owners, investment managers, and asset service providers, stated:

“There is evidence of underperformance and serious governance concerns at the company … in light of which WITHHOLD votes are warranted for all but the 3 newest management nominees.”

Although ISS recommends withholding votes for 8 of the management nominees, ISS has not recommended voting for any alternative management or shareholder nominees or any shareholder proposals.

In addition, ISS noted the following:

“The board amended its bylaws to raise the requirement for shareholders to call a special meeting from 10% of outstanding shares to 33.3% in July 2013. The board made this unilateral decision without seeking shareholder approval. The company did not provide a rationale for unilaterally reducing shareholders’ right to call special meetings, nor has it put the bylaw amendment on this ballot for shareholder approval. The bylaw amendment diminishes shareholder rights.”

And the following:

“In evaluating SLRK’s financial performance, ISS compared its key financial ratios with those of 10 peers within the same industry group and of similar size and geographic location. The peer group was identified by information from independent research firm SNL Financial based on industry, geographic location, operating status, and total assets.  For fiscal 2013, SLRK underperformed its peers in all the selected financial ratios.  The bank’s return on average assets (ROAA) and return on average equity (ROAE) were both negative Net interest margin (NIM), was lower than all 10 of the selected peers’. The efficiency ratio, which measures the amount of overhead cost per dollar of revenue and reflects the bank’s ability to generate revenue from its nonfunding-related expense base, was above 100% and 36.7 percentage points higher than the peer median.”

THE CURRENT BOARD OF DIRECTORS’ PERFORMANCE IS UNACCEPTABLE

In addition to the above, Michael Quagliano also draws your attention to the following:

•                  Solera’s stock price (OTCQB: SLRK) is down over 42% since the 2007 IPO ($10 versus $5.76 as of May 13th close).

•                  For the quarter ended March 31, 2014, Solera reported a net loss of $369,000 or $0.14 per share compared to net income of $181,000 or $0.07 per share for the three months ended March 31, 2013.

•                  Tangible book value per share, excluding accumulated other comprehensive income, was $6.86 at March 31, 2014 compared to $7.48 at March 31, 2013 and $6.96 at December 31, 2013. Total stockholders’ equity was $17.5 million at March 31, 2014 compared to $20.3 million at March 31, 2013, and compared to $25.5 million raised in Solera’s Initial Public Offering.

•                  Under the current Board, Solera has never made an annual profit on a core operating basis, i.e., excluding gains on the sale of investment securities.

•                  From January 1, 2008 through December 31, 2013, Solera recorded a cumulative loss of approximately $3.5 million.  Including start-up costs in 2005 and 2006, along with partial year operations in 2007, Solera has lost approximately $8.4 million since its inception.

•                  In the second half of 2013 alone, Solera recorded losses of $1.3 million, yet the Board of Directors awarded themselves over $190,000 in compensation during the year.

•                  As disclosed in its 2013 10-K, Solera incurred “$442,000 in severance costs during the fourth quarter of 2013 and the retirement of our former CEO in the third quarter of 2013”.  The Board of Directors agreed to award the former CEO $200,000 in severance although his employment agreement did not require it.

•                  This action was not unusual for Solera’s Board of Directors.  Over Solera’s short history, the Board of Directors has authorized and paid out over $700,000 in severance expense to former Executive Officers, each of whom were terminated without cause.

•                  The limited ownership of Solera stock by existing Directors re-nominated by the Board suggests a lack of support and confidence by the Board in Solera and its stock.  In fact, three Directors have reported sales of stock totaling 25,404 shares since March 17, 2010.  Excluding the Chairman of the Board of Directors, the Directors standing for re-election who have served since Solera’s inception collectively own less stock now than they did in 2007, yet the Board has granted themselves several stock option awards since such time.  Most notably, the Board of Directors granted themselves stock options while Solera National Bank was operating under a regulatory Consent Order as follows:

•                  On February 16, 2012, the Board of Directors granted themselves an aggregate of 45,000 stock options at a strike price of $3.30.  This diluted shareholders of Solera who purchased shares at $10.00 in the IPO.  Additionally, the strike price of $3.30 represented a 54.5% discount to Solera’s Tangible Book Value per Share of $7.26 as of December 31, 2011.

•                  On August 20, 2010, the Board of Directors granted themselves an aggregate of 45,000 stock options at a strike price of $4.47.  They set the vesting period at only 12 months, which appears to be inconsistent with the promotion of long term commitment and exceptional performance by Directors.  Such grants diluted shareholders of Solera who purchased shares at $10.00 in the IPO.  Additionally, the strike price of $4.47 represented a 36.9% discount to Solera’s Tangible Book Value per Share of $7.08 as of June 30, 2010.

IT IS TIME FOR A NEW DIRECTION AT SOLERA NATIONAL BANCORP, INC.

We shareholders have given the Board time to establish a track record and direction for Solera; however, after suffering through the instability of three different CEO’s in six years and the continued missteps by a jumbo sized Board of Directors, enough is enough.  The last straw was the shocking Cherry Creek leasing fiasco and suspension of expansion plans in Boulder last fall, a waste of $358,000. After signing the Cherry Creek lease in August, Mr. Carmichael and the Board, in an October 30th press release, touted receiving regulatory approval to operate a branch in Cherry Creek and their excitement “about continuing our aggressive growth initiative with the Cherry Creek location, especially on the heels of our recent Boulder announcement.”  Yet they decided within the next eight weeks to terminate the Cherry Creek lease and suspend plans to expand in Boulder.  I am even more embarrassed as an investor that they are now spinning this fiasco as one of their top cost saving measures of last year in their own proxy material.  That takes real nerve.

After six years of being a silent investor (even though I have had many conversations with management and the Board about the direction of Solera), I knew the time was now to take action, and give all shareholders an alternative to the “more of the same” attitude that prevails with the current Board. All you have to do is look at your most recent account statement to see how their poor decisions are impacting our investment.  We can’t afford “more of the same”.  That is why I need your vote today.  Please take a moment and vote your shares for my proposals.

Our first step as your new, fiscally responsible Board of Directors will be to slash the compensation paid to the Board of Directors.  We will then conduct a thorough review of all current practices and make adjustments as necessary, which we anticipate will include a review of all current management salaries and compensation to ensure they are in alignment with Solera’s industry peers.

I believe that Solera is substantially behind its competitors in the services being offered.  My proposed slate of nominees will explore ways to give Solera a competitive edge, with a goal to help Solera retain existing customers and attract new customers.  For example, the proposed nominees would consider technological advancements in the banking services offered, including mobile banking service platforms.

I am not a politician who is going to promise you things that are unrealistic just to earn your vote.  The plain truth is I am the largest individual shareholder, and if I humbly receive your vote we will all be aligned with the knowledge that if Solera does well, then we will all do well. In my opinion, there could not be a truer alliance of board and shareholder interests.

Please note that I am not asking Solera to reimburse me for any costs associated with this solicitation.  As noted in the proxy statement, I estimate my total expenses will be $75,000, which I will pay in its entirety.  Unlike Ms. Stout, we do not intend to challenge the current Board on your dollar.  She states in her preliminary proxy material she intends to collect full reimbursement from Solera (without a vote by shareholders).

I am a self-made businessman who runs multiple successful businesses, and I believe Solera will benefit with my track record of success.   Management brags in their material about the importance of having a Board that has ties to the community yet the Board has relatively small ties to Solera, as evidenced by the fact that only one Board member has increased his ownership in Solera since the IPO.  The rest have sold shares or just maintained their original investment.  As a concerned investor I worry that this failure to align their interests with the shareholders shows a lack of confidence in Solera, the community and the decisions they’ve made.  Management will try to scare you into voting for “more of the same” with their negative campaign.  We believe their record confirms their inability to effectively run Solera.  The stock price is 42% below the IPO, and the tangible book value of Solera has decreased under their leadership.  With this performance as a backdrop, as noted by ISS, an independent observer, the current Board amended the Solera’s bylaws to diminish your rights as a shareholder.

Please be willing to make a bold decision and join me today and take back the direction of Solera National Bancorp, Inc.  Your voice deserves to be heard, and I look forward to forging a new prosperous future together!

Sincerely,

Michael D. Quagliano

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES OF COMMON STOCK YOU OWN.

We appreciate your support and your desire to forge a new direction for Solera National Bancorp.  Please help us send a clear message to the current Board of Directors by doing the following:

Vote the BLUE proxy form “For” the proposal to amend the bylaws and “For” our nominees.

Sign the BLUE Proxy card

Date the BLUE Proxy Card

Mail the BLUE Proxy Card in the envelope provided.

Please note that if any of your shares are held in a brokerage account, your broker will not vote your shares for you.  If you want your shares to be voted, you must cast the vote.

Depending on your broker, you may be able to vote by telephone or the internet.  For telephone voting please call the toll free number shown on the front of your voting instruction form.  To vote by internet please go to the website shown on your voting instruction form.  There is a control number on the front of your voting instruction form.  Please have the control number ready when you call or log on and then follow the easy step-by-step instructions.

PLEASE DO NOT RETURN ANY PROXY CARD SENT TO YOU BY THE CURRENT BOARD OF DIRECTORS OR KATHLEEN STOUT, NOT EVEN TO VOTE AGAINST THEM.  DOING SO COULD INVALIDATE YOUR VOTE FOR A NEW DIRECTION AT SOLERA NATIONAL BANCORP.  PLEASE DISPOSE OF ANY MATERIALS FROM THE CURRENT BOARD OF DIRECTORS OR KATHLEEN STOUT.

If you have any questions or require assistance in voting your BLUE proxy card,

please call Advantage Proxy, Inc. at the phone numbers listed below.

ADVANTAGE PROXY, INC.

Banks and Brokers Call Collect: (206) 870-8565

Shareholders Call TOLL-FREE: (877) 870-8565

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

These soliciting materials contain “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in these soliciting materials and the material accompanying these soliciting materials.”